Exhibit 99.1

Watsco’s First Quarter EPS More Than Doubles to 21 Cents

Sales Growth, Expanded Margins & Consistent Movement

Toward High-Efficiency HVAC Systems Drive Results

MIAMI, Florida, April 21, 2011 — Watsco, Inc. (NYSE:WSO) today reported its results for the first quarter ended March 31, 2011.

Earnings per share more than doubled to 21 cents per diluted share on a 96% increase in net income to $7.5 million. Revenues increased 5% to a record $534 million, reflecting 3% growth in sales of air conditioning and heating (HVAC) equipment (56% of sales), 4% growth in other HVAC products (36% of sales) and 20% growth in the sale of refrigeration products (8% of sales).

Gross profit increased 10% to a record $135 million and gross profit margin improved 120 basis-points to 25.3%. Selling, general and administrative (SG&A) expenses increased 4% to $118 million (an increase of 3% excluding new branches and acquisition-related expenses) and as a percentage of sales were 22.1% versus 22.3% a year ago. The combination of sales growth, higher gross margins and SG&A efficiency produced an 88% increase in operating income to $17 million and operating margin expanded 140 basis-points to 3.2%.

Albert H. Nahmad, Watsco’s President & Chief Executive Officer, stated: “Watsco delivered strong earnings growth from higher sales and a substantial improvement in operating margin during the first quarter. Sales also reflect a consistent mix of higher-efficiency air conditioning systems as homeowners continue to invest in solutions that conserve energy and lower energy bills. Demand for commercial HVAC and refrigeration products also strengthened as end markets and capital spending further improved.”

It is important to note that the first quarter of each calendar year is the seasonal low point for sales and profits due to the magnitude of the replacement market for air conditioning, heating and refrigeration systems during the second and third quarters of each calendar year. Accordingly, the Company's first quarter financial results are disproportionately affected by this seasonality and the overall general economic conditions.

During the quarter, Watsco used $45 million of operating cash flow primarily to build-up inventory for the upcoming selling season. At March 31, 2011, cash and cash equivalents were $36 million, borrowings were $24 million and the Company’s debt-to-total-capitalization stands at 3%. Beginning in April 2011, Watsco’s quarterly dividend rate was raised 10% to 57 cents per share. Watsco has paid dividends every quarter for over 30 years, and has paid increasing annual dividends since 2001.

Mr. Nahmad added: “We are encouraged that our basic fundamentals - continued acceptance of higher-efficiency HVAC systems in both residential and commercial markets, an obsessive desire to gain market share, ever-improving operating efficiency and strategic use of our balance sheet to grow our business – should produce a record year of performance in 2011.”

As previously announced, Watsco executed a definitive agreement on March 18, 2011 with Carrier Corporation to form a joint venture that will include Carrier Corporation's company-operated HVAC distribution network in the northeast United States, which had revenues of approximately $210 million in 2010, with 230 employees serving 11 states from 28 locations. Products sold include a broad offering of Carrier, Bryant and Payne-brand residential, light-commercial and applied-commercial systems, along with related parts and supplies. Watsco has also agreed to contribute to this joint venture its northeastern locations, which serve customers in New York, New Jersey and all of New England with 2010 revenues of approximately $60 million. The transaction is expected to close during the second quarter of 2011.

Conference Call

Watsco is hosting a conference call at 10:00 a.m. (EDT) on April 21, 2011 to discuss its first quarter earnings results. The conference call will be web-cast by CCBN's StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company's website. For those unable to connect to the web-cast, you may listen via telephone. The dial-in number for callers in the United States is (866) 740-9405; the dial-in number for callers outside of the United States is (702) 696-4900.

About Watsco, Inc.

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately 56% of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 74 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. As the industry leader with over 500 locations in the United States and Puerto Rico, with additional market coverage on an export basis to parts of Latin America and the Caribbean, significant growth potential remains given that our current revenue run-rate is less than 10% of the estimated $30 billion United States market for HVAC/R products. Additional information about Watsco may be found at http://www.watsco.com.

This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco's industry, seasonality, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended March 31,
	2011	2010
Revenues	$534,339	$509,755
Cost of sales	399,353	387,151

Gross profit	134,986	122,604
Gross profit margin	25.3%	24.1%

SG&A expenses	118,276	113,739

Operating income	16,710	8,865
Operating margin	3.2%	1.8%

Interest expense, net	822	897

Income before income taxes	15,888	7,968
Income taxes	4,766	2,493

Net income	11,122	5,475
Less: net income attributable to noncontrolling interest	3,622	1,642

Net income attributable to Watsco, Inc.	$7,500	$3,833

Diluted earnings per share:
Net income attributable to Watsco, Inc. shareholders	$7,500	$3,833
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	1,152	940

Earnings allocated to Watsco, Inc. shareholders	$6,348	$2,893

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	30,694,352	30,366,387

Diluted earnings per share for Common and Class B common stock	$0.21	$0.10

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2011	2010

Cash and cash equivalents	$35,535	$126,498
Accounts receivable, net	282,960	305,088
Inventories	502,832	391,925
Other	16,962	14,493

Total current assets	838,289	838,004

Property and equipment, net	30,431	31,221
Goodwill, intangibles, net and other	366,954	368,002

Total assets	$1,235,674	$1,237,227

Accounts payable and accrued expenses	$284,711	$265,933
Current portion of long-term obligations	61	72

Total current liabilities	284,772	266,005

Borrowings under revolving credit agreements	24,100	10,000
Deferred income taxes and other liabilities	32,315	32,326

Total liabilities	341,187	308,331

Watsco’s shareholders’ equity	761,691	764,461
Noncontrolling interest	132,796	164,435

Shareholders’ equity	894,487	928,896

Total liabilities and shareholders’ equity	$1,235,674	$1,237,227

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